Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) dated as of July 21, 2021, by and between Omnicom Management Inc. (the “Company”) and John D. Wren (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of Omnicom Group Inc. (“OGI”) have determined that it is in OGI’s best interests to enter into an Employment Agreement to incent the Executive to remain in the position of Chairman and Chief Executive Officer of OGI, and the Company wishes to continue to employ the Executive and the Executive wishes to accept such continued employment, upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.         Employment

The Company agrees to employ the Executive during the Term specified in paragraph 2, and the Executive agrees to accept such employment, upon the terms and conditions hereinafter set forth.

2.         Term

Subject to the provisions contained in paragraph 6, the Executive’s employment by the Company under this Agreement shall be for a term commencing on the date hereof and continuing until December 31, 2024. This agreement shall automatically renew for successive one-year terms thereafter, unless either party notifies the other in writing at least sixty (60) days prior to such automatic renewal. If either party notifies the other in writing at least sixty (60) days prior to the applicable automatic renewal, the term and Executive’s employment with the Company shall end at the end of the applicable term. The period in which the Executive is employed by the Company hereunder shall be referred to as the “Term”.

3.         Duties and Responsibilities

(a)       Title. The Executive shall have the title of Chairman and Chief Executive Officer. The Executive shall report to the Board of Directors of OGI (the “Board”), and shall serve as Executive Chairman of OGI for as long as he is a member of the Board.

(b)       Duties. The Executive, for so long as he serves as Chief Executive Officer of OGI (the “CEO”), shall dedicate his full business time and attention to such duties.

At such time as the Executive steps down as CEO and continues to serve as Executive Chairman, the Executive’s hours shall be reduced so that the level of services that he will perform is no more than 20% of the average level of services he performed in the 36 months prior to stepping down as CEO, which level of services is intended to result in a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended. For sake of clarity, while serving as Executive Chairman, the Executive shall remain an employee of the Company.

4.         Compensation

(a)       Base Salary. As compensation for his services hereunder, during the Term the Company shall pay the Executive, in accordance with its normal payroll practices, an annualized base salary of at least $1,000,000, such amount to be reviewed periodically by the Compensation Committee of the Board.

(b)       Incentive Compensation. During the Term, the Executive will receive such incentive compensation as approved by the Compensation Committee of the Board.

5.         Benefit Plans

The Executive and, to the extent eligible, his dependents, shall be eligible to participate in and receive all benefits under any welfare benefit plans and programs (including without limitation, medical, disability, group life and business travel insurance plans and programs) provided by the Company to its senior executives and, without duplication, its employees generally, subject, however, to the generally applicable eligibility and other provisions of the various plans and programs in effect from time to time. The Executive’s health coverage under the Company’s group health plan will terminate the last day of the month in which the Executive steps down as CEO. At the time the Executive steps down as CEO, he will be eligible to participate in the Retiree Medical Program of the Omnicom Group Health & Welfare Benefit Plan (the “Plan”), subject to the eligibility requirements and rules of the Plan. Notwithstanding the foregoing, he shall remain eligible for all other benefits, subject to the terms of the applicable plans and programs and past practice.

6.         Termination; Restrictive Covenants

Except for a termination that occurs at the end of the then applicable Term by notice of non-renewal, this Agreement and the Executive’s employment may only be terminated during the Term by the Company for “Cause” as defined in the Omnicom Group Inc. Senior Executive Restrictive Covenant and Retention Plan (the “SERC”), due to Executive’s death or pursuant to resignation by Executive for any reason; provided, that a resignation by Executive from the role of CEO will not be considered a resignation by Executive to the extent Executive remains employed by the Company pursuant to this Agreement. The restrictive covenants under the SERC regarding non-competition, non-solicitation, non-servicing, protection of confidential information, etc. shall be incorporated herein by reference. The Board shall have the right at any time during the Term to relieve the Executive of his duties and responsibilities and to place him on a paid leave-of-absence status, provided that during the remainder of the then current Term, the Executive shall remain an employee of the Company and shall continue to receive his then current base salary compensation and other benefits as provided in this Agreement or any other agreement between the Executive and the Company or any of its parents or Affiliates. For purposes of this Agreement, the term “Affiliate” shall have the same meaning as set forth in the PRSU Award Agreement.

7.         Performance Restricted Stock Units (“PRSUs”)

With respect to each PRSU Agreement entered into (or to be entered into) between the Executive and OGI (an “Executive PRSU Agreement” ), and notwithstanding anything to the contrary contained in any Executive PRSU Agreement, in the event the Executive is no longer serving in his capacity as CEO (a “Change in Status”), then (i) if such Change in Status occurs in Y or Y+1, “Average Return on Equity” shall mean the annual (not the average) Return on Equity calculated with respect to Omnicom or a member of the Peer Group, as applicable, solely for the calendar year immediately preceding the calendar year in which the Change in Status occurred; or (ii) if such Change in Status occurs in Y+2, “Average Return on Equity” shall mean the average of the annual Return on Equity calculated with respect to Omnicom or a member of the Peer Group, as applicable, only for the relevant two consecutive calendar years immediately preceding Y+2. For purposes of this Section 7, (A) “Y” shall mean the calendar year in which an Executive PRSU Agreement is entered into; and “Y+1” shall mean the calendar year immediately following Y; and “Y+2” shall mean the calendar year immediately following Y+1, and (B) capitalized terms used in this Section and not otherwise defined, shall have the meaning ascribed to such terms in the applicable Executive PRSU Agreement.

8.         Assignment

The rights and obligations of the Company hereunder shall be binding upon and run in favor of the successors and assigns of the Company. The Company and Executive agree that Executive’s rights and obligations under this Agreement are personal to the Executive, and the Executive shall not have the right to assign or otherwise transfer his rights or obligations under this Agreement, and any purported assignment or transfer shall be void and ineffective.

9.         Modification

This Agreement may not be orally canceled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by the parties to this Agreement.

10.       Severability; Survival

In the event any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the invalid or unenforceable part had been severed and deleted or reformed to be enforceable. The respective rights and obligations of the parties hereunder shall survive the termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

11.       Applicable Law

All questions concerning the construction, interpretation and validity of this Agreement, and all matters relating hereto, shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether in the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

12.       Entire Agreement

Except as set forth in the next sentence, this Agreement constitutes the sole, exclusive and only agreement of the parties hereto pertaining to the subject matter hereof, contains all of the covenants, conditions and agreements between the parties, express or implied, whether by statute or otherwise, and sets forth the respective rights, duties and obligations of each party to the other party as of the date hereof. Any prior agreements, promises, negotiations or representations pertaining to the subject matter hereof that are not expressly set forth in this Agreement are of no force and effect; provided, however, except as specifically provided in this Agreement, nothing contained in this Agreement shall affect any written agreements or written arrangements between the Executive and the Company or any of its Affiliates, all of which shall remain in full force and effect. No oral understandings, oral statements, oral promises or oral inducements exist.

13.       Headings

The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

14.       Counterparts

This Agreement may be executed in two or more counterparts, or by facsimile transmission, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

15.       No Strict Construction

The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsman will be applied against any party hereto. The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

Omnicom Management Inc.

By: __/s/ Michael J. O’Brien

Michael J. O’Brien

General Counsel and Secretary

_____/s/ John D. Wren

John D. Wren